EXHIBIT (G)(8)



                    [Letterhead of Hilton Hotels Corporation]



         February 13, 1997




         Mr. Rand V. Araskog
         Chairman and Chief Executive Officer
         ITT Corporation
         1330 Avenue of the Americas
         New York, New York  10019-5490

         Dear Mr. Araskog:

         While we are disappointed with your continued unwillingness to discuss our offer, we are heartened by the company's public statement that "the issue is creating shareholder value, both short- and long-term." We are also heartened that you now agree with us that a focus on core businesses, and monetization of nonstrategic assets, will assist the creation of shareholder value. Our proposed combination is fully consistent with these goals.

         We are, however, concerned with statements, attributed by the press to "sources close to ITT," that the company will be "unloading" assets and that the non-core businesses "are going and going quick." As I am sure you know, a fire sale of these assets will bring significantly less value than an orderly sale process. Following the combination of our companies, we will be able to work together to review all of ITT's non-core assets and realize the best value for these assets.

         The combination of ITT's core businesses with Hilton's will, of course, further enhance value for both companies' shareholders. We have structured our offer to give your shareholders a substantial premium for their shares now while, at the same time, allowing them to participate in the significant long-term value created by the combination of our companies. The creation of shareholder value, both short- and long-term, is precisely what our proposal will accomplish.

         We continue to hope that you will meet with us promptly so that we may negotiate a transaction that is in the interests of both companies' shareholders. Failing this, as you know, we plan to bring the question directly to your shareholders at your regularly held May annual meeting. Once again, I look forward to hearing from you.

         Sincerely,

         /s/ Stephen F. Bollenbach

         Stephen F. Bollenbach